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                                                                     Exhibit 15



Catalina Marketing Corporation
11300 9th Street North
St. Petersburg, Florida 33716

November 13, 2000

Ladies and Gentlemen:

We are aware that Catalina Marketing Corporation has incorporated by reference in its Registration Statement Nos. 33-46793, 33-77100, 33-82456, 333-07525,
333-13335 and 333-86905, its Form 10-Q for the quarter ended September 30, 2000, which includes our report dated October 12, 2000, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933 (the Act), that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,

ARTHUR ANDERSEN LLP